Exhibit 10.1

September 7, 2012

Marina Armstrong

1434 Jefferson Street

San Francisco, CA 94123

Dear Marina:

We appreciate you letting us know of your intention to resign employment with The Gymboree Corporation (the “Company”) effective as of September 7, 2012 (such date, the “Separation Date”). The purpose of this letter agreement (the “Agreement”) is to set out the terms of your separation from the Company.

Terms of the Agreement

1.	Final Pay and Reimbursement of Expenses. On your Separation Date, you will receive pay for all work you performed for the Company through your separation date, to the extent not previously paid. In addition, you agree to submit a final request for reimbursement of any outstanding business expenses, together with substantiation required by the Company’s reimbursement policy no later than thirty (30) days following your Separation Date, and you will receive payment of such expenses within sixty (60) days of your Separation Date. These payments are not conditioned on the execution of the release set forth in Section 7 below.

2.	Separation Benefits. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations under it, including without limitation those obligations set forth in Sections 5 and 6 of this Agreement, the following separation benefits will apply.

a.	Base Salary Continuation. You will receive continued payment of your base salary through December 31, 2013, subject to applicable tax withholding.

b.	Employer-paid COBRA. Provided that you elect timely to receive COBRA health care continuation coverage, the Company will pay to you the full cost of your COBRA premiums for your medical, dental and vision coverage through December 31, 2013. However, if you are covered under another employer’s health plan, your coverage hereunder will cease.

c.

Extension of Option Exercise Period. You hold a vested option to acquire 23,000 shares of Company stock (“Options”), which was granted to you on December 28, 2010 under the Company’s 2010 Equity Incentive Plan (the

“Plan”). The Company hereby agrees to extend the exercise period of such Options through the December 28, 2020 (subject to earlier termination in accordance with the Plan, your award agreement or this Agreement). In all other respects, such Options will remain subject to the terms of the Plan and award agreement.

d.

Execution and Release. As indicated below, you will have twenty-one (21) days to consider this Agreement. This Agreement will take effect on the eighth (8th) day following the date of your signing, provided you do not timely revoke it by providing written notice to the Company’s external legal counsel, Loretta R. Richard, Esq., Ropes & Gray, 800 Bolyston Street, Prudential Tower, Boston, MA 02199.

3.	Acknowledgement of Full Payment and Withholding.

a.	Acknowledgement of Full Payment. You acknowledge and agree that the payments and benefits provided under Sections 1 and 2 of this Agreement are in complete satisfaction of any and all compensation or benefits due to you from the Company or its affiliates, pursuant to the terms of your other agreement or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation or benefits are owed or will be paid to you.

b.	Withholding. The payments made by the Company under this Agreement will be reduced by all taxes and other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.

4.	Status of Employee Benefits. Except for any right you may have to continue your participation and that of your eligible dependents in the Company’s group medical, dental, and vision plans under the federal law known as “COBRA”, your participation in all employee benefit plans of the Company will end as of the Separation Date, in accordance with the terms of those plans. You will not continue to earn any benefits after the Separation Date.

5.	Non-Competition, Non-Solicitation and Confidentiality.

a.

Non-Competition. You agree that the Company would likely suffer significant harm from your competing with the Company or any of its affiliates, and by accepting the payments set forth in Section 2 of this Agreement you agree that you will not, commencing on your Separation Date and for the twenty-four months thereafter, directly or indirectly, own, operate, manage, consult with, control, participate in the management or control of, be employed by, maintain or continue any interest whatsoever in, any third party or other entity (hereafter a “Person”), in any jurisdiction in which the Company or any of its affiliates does business, that is a children’s (under age 13) apparel specialty retailer (the “Restricted Field”), without the Company’s written consent. Notwithstanding the foregoing, you shall have the right to seek employment with a Person engaged in the Restricted Field if (i) such Person’s total activities and revenues in the Restricted Field represent less than twenty percent (20%) of such Person’s total activities and revenues and (ii) you are not hired to manage, oversee or be in any way associated with, and does not manage, oversee or become associated with, the Restricted Field. You shall, however, not be in default under this agreement solely by virtue of your holding, strictly for portfolio purposes and as a passive investor, no more than one percent (1%) of the issued and outstanding shares of, or any other interest in, any body corporate or other entity whose shares are listed on any widely recognized stock exchange, the business of which is in the Restricted Field or is otherwise in competition, in whole or in part, with the business of the Company or any of its affiliates.

b.	Non-Solicitation. You agree that the Company and its affiliates would likely suffer significant harm from solicitation of employees of the Company, and by accepting the payments and benefits under this Agreement you agree that you will not, commencing on the Separation Date and for twenty-four months thereafter, whether on your own behalf or on behalf of any other Person, either directly or indirectly (i) hire, solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice any person who is then employed by or otherwise engaged to perform services for the Company or any of its affiliates to leave that employment or cease performing those services.

c.	Confidentiality. You agree that you will continue to protect Confidential Information, as defined here, and that you will never, directly or indirectly, use or disclose it. As used in this agreement, “Confidential Information” means any and all information of the Company or any of its affiliates that is not generally known to others with whom it competes or does business. Confidential Information also includes all information received by the Company with any understanding, express or implied, that the information would not be disclosed.

d.	Remedies. You agree that it is impossible to measure in money the damages that will accrue to the Company or any of its respective affiliates in the event that you breach any of the restrictive covenants contained herein. In the event that you breach any such restrictive covenant, the Company or any of its affiliates shall be entitled to an injunction restraining you from violating such restrictive covenant (without posting any bond). If the Company or any of its respective affiliates shall institute any action or proceeding to enforce any such restrictive covenant, you hereby waive the claim or defense that the Company or any of its affiliates has an adequate remedy at law. The foregoing shall not prejudice the Company or any of its affiliates’ right to require you to account for and pay over to the Company or any of its respective affiliates, and you agree to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by you as a result of any transaction constituting a breach of any of the restrictive covenants herein.

In particular, but not in limitation of the foregoing, in the event that you violate the provisions of Section 5 you hereby agree that, in addition to the cessation of benefits payable under Section 2a and 2b of this Agreement and other remedies permitted by law, the Company may in its discretion (1) shorten the exercise period with respect to the Options to any date that is within 90 days of the date the Company’s General Counsel has actual knowledge of your violation, or (2) cause the Options to become forfeited.

6.	Return of Documents and Other Property. In signing this Agreement, you represent and warrant that you have returned to the Company any and all records, documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Company business (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment, and all other property of the Company in your possession or control. You agree that as of the Separation Date you will incur no further obligations, expenses or liabilities on behalf of the Company.

7.	Release of Claims.

a.	In exchange for the separation pay and other benefits set forth in Section 2, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, on your own behalf and that of your heirs, executives, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your employment or its termination or relating to employment discrimination claims (including claims of race or sex discrimination and/or sexual harassment, and/or age) and/or retaliation under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, 29 U.S.C. § 626 (ADEA), the Genetic Information Nondiscrimination Act of 2008, and all employment discrimination claims arising under any similar state and local laws, disputed wages, or claims for any back wages or overtime, claims for benefits (including any and all of employee benefit, fringe benefit, stock benefit, or severance-related programs, arrangements, and plans), claims for paid leave, and including claims under the Fair Labor Standards Act or the Equal Pay Act, the WARN Act, the Employee Retirement Income Security Act of 1974 (ERISA), and any similar state and local laws, disability discrimination claims under the Americans with Disabilities Act, and applicable state and local laws, wrongful discharge and/or breach of contract claims, claims arising under the Family & Medical Leave Act, tort claims, including invasion of privacy, defamation, fraud, and infliction of emotional distress and any similar state and local laws, and/or any other federal, state or local laws, regulations or other requirement, and you hereby release and forever discharge the Company, its subsidiaries, affiliates and any direct or indirect parent or controlling companies and its subsidiaries and affiliates (including but not limited to The Gymboree Corporation, and all of its past, present, and future officers, directors, trustees, shareholders, employees, employee benefit plans, agents, general and limited partners, members, managers, joint venturers, investors, representatives, successors and assigns, and all others connected with any of them, both individual and in their official capacities, from any and all such causes of action, rights and claims. Further, you represent and warrant that you have not filed any such claim to date, nor have you assigned any such claim to any other person or entity.

b.	This Agreement, including the release of claims set forth in this Section 7, creates legally binding obligations, and the Company therefore advises you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

8.	Miscellaneous.

a.	Merger Clause; Severability. This letter contains the entire agreement between you and the Company, and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment and the termination thereof. Once in effect, this Agreement is a legally admissible and binding agreement. It shall not be construed strictly for or against you, the Company, or any other released party. The provisions of this Agreement are severable. That means if any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

b.	Amendment. This Agreement may not be modified or amended, and no breach will be deemed to be waived, unless agreed to in writing by you and the General Counsel for the Company or her expressly authorized designee. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

c.	Continued Performance. The obligations of the Company to make payments to you and to provide you with benefits under this Agreement are expressly conditioned upon your continued full performance of your obligations under this Agreement.

d.	No Admission. You acknowledge that this agreement and the payment to you are not, and shall not in any way be construed as, an admission of wrongdoing by the Company or any of its directors, officers, agents, or employees.

e.	Governing Law and Venue. This Agreement is governed by Federal law and the laws of Delaware to the extent not preempted by Federal law. The parties agree that Delaware courts shall have exclusive jurisdiction and venue over any claim made by any of the parties hereunder. The parties further agree that the Delaware courts have personal jurisdiction over the parties to this Agreement.

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If the terms of this Agreement are acceptable to you, please sign, date and return it to the designated representative of the undersigned within twenty-one (21) days of the date you receive it. You may revoke this Agreement at any time during the seven-day period immediately following the date of your signing by written notice of such revocation to the undersigned. If you do not revoke it, then, at the expiration of that seven-day period, this Agreement will take effect as a legally binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

THIS AGREEMENT MUST BE SIGNED AND DELIVERED TO LORETTA R. RICHARD, ESQ. ROPES & GRAY LLP, 800 BOYLSTON ST., BOSTON, MA 02199 BY THE DEADLINE IN THE IMMEDIATELY PRECEDING PARAGRAPH IN ORDER FOR YOU TO RECEIVE THE SPECIAL PAYMENTS AND BENEFITS DESCRIBED IN IT. YOU MAY NOT SIGN THIS AGREEMENT RELEASE BEFORE YOUR SEPARATION DATE.

The Gymboree Corporation

By:	/s/ Matthew K. McCauley

Its:	CEO

Date:	9-7-12

/s/ Amy Kinion Witness Signature

Accepted and Agreed:

/s/ Marina Armstrong Marina Armstrong

Date:	9-7-12

/s/ Amy Kinion Witness Signature